                                                                  EXHIBIT 2(ii)


        AGREEMENT AND PLAN OF MERGER, entered into on September 30, 1996 by and among Rainbow Technologies, Inc., a Delaware corporation with a principal place of business located at 50 Technology Drive, Irvine, California 92718 ("Rainbow"), RNBO Acquisition Corporation., a Nevada corporation and a wholly-owned subsidiary of Rainbow with a principal place of business located at 50 Technology Drive, Irvine, California 92718 ("Sub"), and Software Security, Inc., a Connecticut corporation with a principal place of business located at 6 Thorndal Circle, Darien, Connecticut 06820 ("SSI"). Rainbow, Sub and SSI are referred to collectively herein as the "Parties."

                               W I T N E S S E T H

        WHEREAS, the Parties desire to effect a tax-free merger of SSI with and into Sub in a reorganization pursuant to Code Section 368(a)(1)(A) (the "Merger") in order to further certain of their business objectives; and

        WHEREAS, in furtherance of the Merger, SSI Stockholders will receive capital stock in Rainbow in exchange for their capital stock in SSI.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1       DEFINITIONS. Certain terms used in this Agreement are defined below.
Additional terms are defined in the text of the Agreement.

1.1     AGREEMENT means this Agreement and Plan of Merger.

1.2 AFFILIATE has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

1.3 AFFILIATE'S AGREEMENT means the affiliate's agreement annexed hereto as Exhibit A.

1.4 BELARUS SUBSIDIARY means Software Security Belarus, a joint venture formed under the laws of Belarus of which SSI owns 85% of the outstanding equity.

1.5     CERTIFICATES OF MERGER has the meaning set forth in Section 2.3 below.

1.6     CODE means the Internal Revenue Code of 1986, as amended.

1.7     CLOSING has the meaning set forth in Section 2.2 below.

1.8     CLOSING DATE has the meaning set forth in Section 2.2 below.

1.9 CONFIDENTIAL INFORMATION means any information concerning the businesses and affairs of SSI and its UK Subsidiary that is not already generally available to the public.

1.10    CONSENT SOLICITATION OFFERING MEMORANDUM has the meaning set forth in
Section 2.6.

1.11 CONVERSION RATIO means the ratio established at the close of business on the last business day immediately preceding the Closing Date by dividing the difference between 341,000 Rainbow Shares and the Option Exchange Shares by the total number of issued and outstanding SSI Shares as of such date.

1.12    DISCLOSURE SCHEDULE has the meaning set forth in Section 3 below.

1.13 DISSENTING SHARE means any SSI Share for which any SSI Stockholder has exercised his appraisal rights under the Connecticut Stock Corporation Act.

1.14    EFFECTIVE TIME has the meaning set forth in Section 2.4.1 below.

1.15    EXCHANGE AGENT has the meaning set forth in Section 2.5 below.

1.16 GAAP means United States generally accepted accounting principles as in effect from time to time.

1.17    IRS means the Internal Revenue Service.

1.18    KNOWLEDGE means actual knowledge after reasonable investigation.

1.19 MOST RECENT FISCAL QUARTER END has the meaning set forth in Section 3.5 below.

1.20 MOST RECENT FISCAL YEAR END has the meaning set forth in Section 3.5 below.

1.21 MERGER means the merger of SSI with and into Sub as contemplated by the provisions of this Agreement.

1.22 NEVADA GENERAL CORPORATION LAW means the General Corporation Law of the State of Nevada, as amended.

1.23    OPTION EXCHANGE SHARES has the meaning set forth in Section  2.4.8.

1.24    OPTION REGISTRATION STATEMENT has the meaning set forth in Section
2.4.8.2.

1.25 ORDINARY COURSE OF BUSINESS means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.26    PARTY OR PARTIES has the meaning set forth in the preface above.

1.27    PATENTS means those patents identified in exhibits 3.19 (I), (II) and
(III) to the Disclosure Schedule.

1.28 PERSON means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.29    RAINBOW has the meaning set forth in the preface above.

1.30 RAINBOW SHARE means any share of the Common Stock, $0.001 par value per share, of Rainbow, issued or to be issued in connection with the transactions contemplated by this Agreement.

1.31 REGISTRATION STATEMENT has the meaning set forth in Section 2.4.5.1 below.

1.32 REQUISITE SSI STOCKHOLDER APPROVAL means the appropriate SSI Stockholder approval of this Agreement and the Merger.

1.33    SEC means the Securities and Exchange Commission.

1.34    SECURITIES ACT means the Securities Act of 1933, as amended.

1.35 SECURITIES EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

1.36 SECURITY INTEREST means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

1.37 SHARE EXCHANGE AND REGISTRATION RIGHTS AGREEMENT means the share exchange and registration rights agreement annexed hereto as Exhibit B.

1.38    SSI has the meaning set forth in the preface above.

1.39    SSI INTELLECTUAL PROPERTY RIGHTS has the meaning set forth in Section
3.19.1 below.

1.40    SSI OPTIONS has the meaning set forth in Section 2.4.8 below.

1.41 SSI SHARE means any share of the Common Stock, no par value per share, of SSI.

1.42    TAX has the meaning set forth in Section 3.14.2 below.

1.43    TAXING AUTHORITY has the meaning set forth in Section 3.14.2 below.

1.44    TRANSACTION EXPENSES has the meaning set forth in Section 3.6 below.

1.45    SSI STOCKHOLDER means any Person who or which holds any SSI Share.

1.46    SUB has the meaning set forth in the preface above.

1.47 SUBSIDIARY means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

1.48 UK SUBSIDIARY means Software Security International Ltd., a wholly-owned subsidiary of SSI.

1.49    SURVIVING CORPORATION has the meaning set forth in Section 2.1 below.

2       BASIC TRANSACTION.

2.1 THE MERGER. On and subject to the terms and conditions of this Agreement, SSI will merge with and into Sub at the Effective Time. Sub shall be the corporation surviving the Merger (the "Surviving Corporation").

2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a place mutually agreed upon by the parties on the date that is two business days following the date upon which all of the conditions to the obligations of the Parties to close set forth in
Section 6.1 and Section 6.3 shall have been satisfied or waived in accordance with the terms hereof, or upon such other date as shall have been mutually agreed upon by the Parties (the "Closing Date"); provided, however, that the Closing Date shall be no later than October 31, 1996.

2.3 ACTIONS AT THE CLOSING. At the Closing, (i) SSI will deliver to Sub the various certificates, instruments, and documents referred to in Section
6.1 below, (ii) Sub and Rainbow will deliver to SSI the various certificates, instruments, and documents referred to in Section 6.4 below, (iii) Sub and SSI will file with the Secretary of State of the States of Nevada and Connecticut the Certificates of Merger in the forms attached hereto as Exhibits C and D (collectively, the "Certificates of Merger"), and (iv) Rainbow will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate evidencing Rainbow Shares issued in the Merger.

1.1           EFFECT OF MERGER.

1.1.1 GENERAL. The Merger shall become effective at the time (the "Effective Time") Sub and SSI file the Certificates of Merger with the Secretary of State of the States of Nevada and Connecticut. The Merger shall have the effect set forth in the Nevada General Corporation Law and the Connecticut Stock Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Sub or SSI in order to carry out and effectuate the transactions contemplated by this Agreement.

1.1.2 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger. A copy of such Certificate of Incorporation has been provided to SSI.

1.1.3 BYLAWS. The Bylaws of Sub in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger. A copy of such Bylaws has been provided to SSI.

1.1.4 DIRECTORS AND OFFICERS. The directors and officers of Sub in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

1.1.5              CONVERSION OF SSI SHARES. At and as of the Effective Time,
(i) each SSI Share (other than any Dissenting Share) shall automatically convert into the right to receive a number of Rainbow Share(s) determined by dividing the Conversion Ratio by one, and (ii) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Connecticut Stock Corporation Act; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split or other recapitalization effecting the Rainbow Shares prior to the Closing Date.

1.1.5.1 REGISTRATION OF RAINBOW SHARES. Rainbow will cause a registration statement on Form S-3 (the "Registration Statement") to become effective under the Securities Act covering the Rainbow Shares issued in exchange for the SSI Shares in connection with the Merger, as set forth in the Share Exchange and Registration Rights Agreement.

1.1.6 FRACTIONAL SHARES. No fraction of a Rainbow Share shall be issued, but in lieu of any such fraction each holder of an SSI Share who would otherwise be entitled to receive a fraction of a Rainbow Share shall receive from Rainbow an amount of cash equal to the per share market value of Rainbow Shares (based on the closing price of Rainbow Common Stock as reported on the NASDAQ National Market System ("NASDAQ") on the last trading day prior to the Effective Time of the Merger) multiplied by the fraction of a Rainbow Share to which such a holder would otherwise be entitled.

1.1.7 SUB SHARES. Each share of common stock of Sub issued and outstanding at and as of the Effective Time will remain issued and outstanding.

1.1.8 CONVERSION OF SSI OPTIONS. At the Effective Time of the Merger, each 4.41 options to purchase SSI Shares, whether vested or unvested, (including all outstanding options granted under SSI's 1993 Employee Stock Option Plan, SSI's 1993 Director Stock Option Plan, and the option agreement between SSI and Frederick Engel, dated January 1, 1993) (collectively, the "SSI Options") will, by virtue of the Merger and at the Effective Time of the Merger, and without any further action on the part of any holder thereof, be converted into an option to purchase a single Rainbow Share. The exercise price of each Rainbow Share issuable upon exercise of an SSI Option shall be the amount (rounded up to the nearest cent) obtained by multiplying the exercise price per share of

SSI Shares at which such SSI Option is exercisable immediately prior to the Effective Time by 4.41. If the foregoing calculation results in an assumed SSI Option being exercisable for a fraction of a Rainbow Share, then the number of Rainbow Shares subject to such SSI Option will be rounded up to the nearest whole number of Rainbow Shares with no cash being payable for such fractional share. The term, exercisability, vesting schedule, and all other terms and conditions of the SSI Options will otherwise be unchanged. For purposes of this Agreement, Rainbow agrees to reserve for issuance that number of Rainbow Shares for which SSI Options may be exercised (the "Option Exchange Shares").

1.1.8.1 STOCK OPTION AGREEMENT. Promptly after the Effective Time of the Merger, Rainbow shall issue to each holder of an SSI Option a stock option agreement evidencing the foregoing assumption of such SSI Options by Rainbow on terms no less favorable to the holder of such SSI Options than as set forth in the option agreement existing with respect to such SSI Options immediately prior to the Effective Time.

1.1.8.2 REGISTRATION ON FORM S-8. Rainbow will cause the Option Exchange Shares issuable upon exercise of the assumed SSI Options to be included in a registration statement under the Securities Act, on Form S-8 promulgated by the SEC (the "Option Registration Statement") and to be registered or qualified (or to have established that an exemption from such registration or qualification is available) such Option Exchange Shares under the blue sky laws of all states in which holders of SSI Options reside within 45 days after the Effective Time of the Merger. Rainbow will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such SSI Options assumed by Rainbow remain outstanding.

1.2 EXCHANGE PROCEDURE. Immediately after the Effective Time, (i) Rainbow will furnish to Rainbow's Transfer Agent, U.S. Stock Transfer Co. (the "Exchange Agent"), a letter of direction authorizing the issuance of that number of Rainbow Shares equal to the product of (a) the Conversion Ratio times (b) the number of outstanding SSI Shares (other than any Dissenting Shares) and (ii) Rainbow will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use), in a form reasonably acceptable to counsel to SSI, to each record holder of outstanding SSI Shares for the holder to use in surrendering the certificates which represented his SSI Shares in exchange for a certificate representing the number of Rainbow Shares (or the fair value for his Dissenting Shares) to which he is entitled.

1.2.1 Rainbow will not pay any dividend or make any distribution on Rainbow Shares (with a record date at or after the Effective Time) to any record holder of outstanding SSI Shares until the holder surrenders for exchange his or its certificates which represented SSI Shares. Rainbow instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange.

1.2.2 Rainbow may cause the Exchange Agent to return any Rainbow Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding SSI Shares shall be entitled to look to Rainbow (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to Rainbow Shares and dividends and distributions thereon to which he is entitled upon surrender of his certificates.

1.2.3              Rainbow shall pay all charges and expenses of the Exchange
Agent.

1.3 CONSENT SOLICITATION OFFERING MEMORANDUM. The Rainbow Shares to be issued on the Closing Date in exchange for the SSI Shares will not be registered under the Securities Act until the Registration Statement filed with the SEC becomes effective. Accordingly, the Rainbow Shares will be issued pursuant to an exemption from the Securities Act in a private placement to the SSI Stockholders. As promptly as practicable after the date of this

Agreement, Rainbow and SSI will prepare and issue to the SSI Stockholders a Consent Solicitation Offering Memorandum (the "Consent Solicitation Offering Memorandum"). Rainbow will also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Rainbow Shares. The Parties will furnish each other with all information reasonably required in connection with any action contemplated by this Section 2.6.

2. REPRESENTATIONS AND WARRANTIES OF SSI. SSI represents and warrants to Rainbow and Sub that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. With regard to the Belarus Subsidiary, SSI represents and warrants only that SSI has not been subject to any claim of any third party, named as a party in any litigation or received notice of any claim or threatened litigation relating to Belarus Subsidiary or its business or operations, and SSI makes no other representations or warranties of any nature whatsoever with respect to Belarus Subsidiary.

2.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of SSI and its UK Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of SSI and its UK Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of SSI and its UK Subsidiary has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2 CAPITALIZATION. The entire authorized capital stock of SSI consists of 1,200,000 SSI Shares (consisting of 800,000 voting shares and 400,000 non-voting shares). The number of issued and outstanding voting shares, non-voting shares and SSI Options are as set forth on the Disclosure Schedule. All of the issued and outstanding SSI Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as described above, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SSI to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SSI.

2.3 AUTHORIZATION OF TRANSACTION. SSI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that SSI cannot consummate the Merger unless and until it receives the Requisite SSI Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of SSI, enforceable against it in accordance with its terms and conditions.

2.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of SSI and its UK Subsidiary is subject or any provision of the charter or bylaws of any of SSI and its UK Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of SSI and its UK Subsidiary is a party or by which it is bound or to which any of its assets is subject

(or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

2.5 FINANCIAL STATEMENTS. Attached hereto as Exhibit E are the following financial statements (collectively the "SSI Financial Statements"):
(i) preliminary consolidated balance sheets of SSI and its UK Subsidiary, and the related statements of income, shareholders' equity, and cash flows as of and for the fiscal years ended March 31, 1996 and 1995 (the "Most Recent Fiscal Year End"); and (ii) preliminary unaudited consolidated balance sheets of SSI and Its UK Subsidiary, and the related statements of income, shareholders' equity, and cash flows as of and for the three months ended June 30, 1996 and 1995 (the "Most Recent Fiscal Quarter End"). The SSI Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby , present fairly the financial condition of SSI and its UK Subsidiary as of such dates and the results of operations of the SSI and its UK Subsidiary for the periods then ended; provided, however, that the Most Recent Fiscal Quarter End is subject to normal year-end adjustments.

2.6 UNDISCLOSED LIABILITIES. None of SSI and its UK Subsidiary has any material liability (and, to the knowledge of SSI, there is no reasonable basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability), including liability for taxes, except for (i) liabilities, obligations or contingencies not required to be disclosed on a balance sheet prepared in accordance with GAAP, (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law,
(iii) liabilities and obligations disclosed in the Disclosure Schedule, and (iv) costs and expenses incurred and to be incurred by SSI in connection with the negotiation, documentation and closing of the transactions contemplated by this Agreement (the "Transaction Expenses").

2.7 BROKERS' FEES. None of SSI and its UK Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.8 CONTINUITY OF BUSINESS ENTERPRISE. SSI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg.
Section 1.368-1(d).

2.9 INVENTORIES AND ACCOUNTS RECEIVABLE. The inventories of SSI, whether finished goods, work in process or raw materials, shown on the SSI Financial Statements, are all items of a quality usable or salable in the ordinary and usual course of SSI's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy of SSI which is consistent with SSI's past practice and which is in accordance with GAAP applied on a consistent basis. The accounts receivable of SSI shown on the SSI Financial Statements arose from valid transactions. To SSI's knowledge, the reserve for doubtful accounts and product returns is adequate, and the values at which accounts receivable are carried reflect the policies of SSI consistent with SSI's past practice and are in accordance with GAAP applied on a consistent basis.

2.10 NO VIOLATIONS. The business of SSI is not being conducted in violation of any applicable law, rule or regulation, judgment, decree or order of any governmental entity except for any violations which, individually or in the aggregate, have not had and will not have a material adverse effect on the business condition of SSI. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against SSI or any of its properties or businesses which will, individually or in the aggregate, have a material adverse effect on the business condition of SSI.

2.11 NO DEFAULTS. SSI is not aware of and has not received written notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of SSI; (ii) any judgment, decree or order applicable to SSI; or (iii) any material mortgage, note, indenture, contract, agreement, lease or other instrument or commitment to which SSI is now a party or by which SSI or any of its properties or assets may be bound, except for any defaults or violations which would not have a material adverse effect on the business condition of SSI.

2.12 LITIGATION. There is no action, suit or proceeding pending, or to the knowledge of SSI, threatened, which would, individually or in the aggregate, have a material adverse effect on the business condition of SSI. There is no investigation pending or, to the knowledge of SSI, threatened against SSI or any of its officers or directors, before any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other governmental entity. To SSI's knowledge, no governmental entity is currently challenging or questioning the legal right of SSI to manufacture, offer or sell any of their products in the present manner or style thereof and any prior matters of such nature have been settled and properly reflected in the SSI Financial Statements.

2.13 ABSENCE OF CERTAIN CHANGES. Since the Most Recent Fiscal Year End, except for the Transaction Expenses, there has not been any material adverse change in the business, financial condition, operations, results of operations, or, to SSI's knowledge, future prospects of either SSI or its UK Subsidiary. Without limiting the generality of the foregoing, except as contemplated by this Agreement, since that date: (i) neither SSI nor its UK Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business; (ii) neither SSI nor its UK Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business; (iii) no party (including SSI and its UK Subsidiary) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either SSI or its UK Subsidiary is a party or by which either of them is bound; (iv) neither SSI nor its UK Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible; (v) neither SSI nor its UK Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business; (vi) neither SSI nor its UK Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business; (vii) neither SSI nor its UK Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business; (viii) neither SSI nor its UK Subsidiary has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business; (ix) neither SSI nor its UK Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $10,000 or outside the Ordinary Course of Business; (x) neither SSI nor its UK Subsidiary has granted any license or sublicense of any rights under or with respect to any intellectual property outside the Ordinary Course of Business; (xi) there has been no change made or authorized in the charter or bylaws of any of SSI and its UK Subsidiary; (xii) neither SSI nor its UK Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock; (xiii) neither SSI nor its UK Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock

(whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; (xiv) neither SSI nor its UK Subsidiary has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, except for property not material to its business; (xv) neither SSI nor its UK Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business; (xvi) neither SSI nor its UK Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (xvii) neither SSI nor its UK Subsidiary has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business; (xviii) neither SSI nor its UK Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); (xix) neither SSI nor its UK Subsidiary has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; (xx) neither SSI nor its UK Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and (xxi) neither SSI nor its UK Subsidiary has committed to any of the foregoing.

2.14          TAXES.

2.14.1 All Tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time of the Merger by or on behalf of SSI, (collectively, the "SSI Returns") have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date); (ii) SSI has timely paid or withheld all Taxes reasonably estimated as payable by SSI Returns that have been filed; (iii) SSI has made provision for all Taxes reasonably estimated as payable by SSI for any Taxable period (including any portion thereof) ending on or before June 30, 1996 for which no SSI Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to SSI for any Taxable period (including any portion thereof) ending on or before the Effective Time of the Merger reflected on the SSI Financial Statements are adequate to cover such Taxes; (v) SSI has withheld and paid to the applicable financial institutions or Taxing Authority all amounts required to be withheld; (vi) since June 30, 1996, no Tax liability has been or will be incurred by SSI other than in the Ordinary Course of Business; (vii) there is no material claim, audit, action, suit, proceeding or investigation now pending or (to the knowledge of SSI) threatened against or with respect to SSI in respect of any Tax or assessment; and (viii) there are no liens for Taxes upon the assets of SSI except liens for current Taxes not yet due.

2.14.2 For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.14.3 SSI has provided Sub or its designated representatives true and correct copies of all material Tax returns, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents requested by Sub.

2.15 EMPLOYEE BENEFIT PLANS. All material employee benefit plans, policies, programs or arrangements covering active, former or retired employees (collectively, the "Plans") of SSI, to the extent applicable, (i) comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Code, and any such Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified; (ii) no such plan is covered by Title IV of ERISA or
Section 412 of the Code; (iii) have not incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA; and (iv) have been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. To the knowledge of SSI there are no pending or threatened material claims against or otherwise involving any such plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of such Plan activities) has been brought against or with respect to any such Plan, and all material contributions, reserves or premium payments required to be made as of the date hereof to such Plans have been made or provided for.

2.16 MAJOR CONTRACTS. SSI is not a party to any written or oral, formal or informal:

          (i) union contract, employment contract or arrangement providing for future compensation with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination;

          (ii) plan, contract or arrangement exceeding $5000, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

          (iii) OEM agreement, distribution agreement, dealer agreement, volume purchase agreement or manufacturing agreement in which SSI has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights related to any product, group of products or territory;

          (iv) agreement, license, franchise, permit, indenture or authorization, in each case, which is material to the business condition of SSI, which has not been terminated, or performed in its entirety and not renewed which may be, by its terms, terminated, materially impaired or materially adversely affected by reason of the execution of this Agreement, the Merger Agreement, the closing of the Merger, or the transactions contemplated hereby or thereby;

          (v) except with respect to trade indebtedness incurred in the Ordinary Course of Business, instruments evidencing or related in any way to indebtedness incurred in the acquisition of products, or companies or other entities, or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise which individually is in the amount of $5000 or more; or

          (vi) contract containing covenants purporting to limit the freedom of SSI or, to SSI's knowledge, any key employee of SSI to compete in any line of business in any geographic area, other than agreements related to confidentiality and assignment of inventions between SSI and its employees in the form heretofore furnished to Sub.

1.1 All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments heretofore furnished to Sub are valid and in full force and effect and SSI has not, nor to the knowledge of SSI has any other party thereto, breached any provision of, or is in default under the terms of, any such contract, agreement, instrument, arrangement, commitment, plan, lease or license, except for such breaches or defaults as would not have a material adverse effect on the business condition of SSI.

1.2 INTERESTS OF CERTAIN PERSONS. To the best knowledge of SSI, neither SSI's officers, directors, or key employees or consultants has any direct or indirect interest material to SSI in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names, used in or pertaining to SSI's business, except for such agreements that are not material to the business condition of SSI and except for rights of a shareholder and except for rights under existing employee benefit plans. To the best knowledge of SSI, no officer of SSI has any financial interest in any corporation, partnership, joint venture or other entity that is a party to any agreement with SSI, except rights of a shareholder and rights under existing employee benefit plans. For this purpose, an ownership interest of less than 5% of the voting stock of a publicly held company shall be deemed to be not material.

1.3           INTELLECTUAL PROPERTY.

1.3.1 The Patents, trademarks and copyrights listed in the Disclosure Schedule are either owned by or licensed to SSI, as indicated in the Disclosure Schedule, and together with all of the know-how used by SSI in the conduct of its business all of which is owned by SSI (such know-how together with such Patents, trademarks and copyrights, collectively, the "SSI Intellectual Property Rights") constitute all the know-how, Patents, trademarks and copyrights necessary to conduct the business of SSI as currently conducted by it.

1.3.2 To the best of SSI's knowledge, neither the manufacture, marketing, license, sale or use of any product currently licensed or sold by SSI violates in any material respect any license or agreement between SSI and any third party or infringes any valid intellectual property right of any other party; there is no pending or, to the knowledge of SSI, threatened claim or litigation contesting the validity, ownership or right to use, any SSI Intellectual Property Rights nor, to the knowledge of SSI, is there any reasonable basis for any such claim, nor has SSI received any written notice asserting that any SSI Intellectual Property Rights or the use thereof by SSI conflicts with the rights of any other party.

1.4 EMPLOYEES. No officer or key employee of SSI has given notice to SSI of his or her intention to terminate his or her employment with SSI. To SSI's knowledge, no employee of SSI is subject to any secrecy or noncompetition agreement or any agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of SSI now or upon consummation of the transactions contemplated hereby.

1.5 INSURANCE. SSI has insurance policies in the type and amounts customarily carried by persons conducting businesses similar to those of SSI.

1.6 ENVIRONMENTAL MATTERS. At all times prior to the date hereof, SSI has complied with, and, to SSI's knowledge, SSI's facilities are in all material respects in compliance with, all applicable environmental laws, orders, regulations, rules and ordinances adopted , imposed or promulgated by any governmental entity relating to the properties owned or leased by SSI (the "SSI Properties"), the violation of which could have a material adverse effect on the business condition of SSI. The environmental licenses, permits, clearances, consents and authorizations material to the operations of SSI are in full force and effect. SSI has not released or caused to be released on or about any of SSI properties any pollutants, contaminations, "hazardous substances" (as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended) or "regulated substances" (as that term is defined in Section 9001 or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq, as amended) required to be remedied by any governmental agency with jurisdiction over SSI Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted, which would have a material adverse effect on the business condition of SSI. No action, proceeding, liability or claim exists, or to SSI's knowledge is threatened, against SSI or to the knowledge of SSI, any landfills, disposal sites, agents and recycles used by SSI. To the knowledge of SSI, there is no fact or circumstance which could involve SSI in any environmental litigation or impose any environmental liability upon SSI which would have a materially adverse effect on the business condition of SSI.

1.7 DISCLOSURE. None of the information that SSI will supply specifically for use in the Consent Solicitation Offering Memorandum will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not misleading. No representation or warranty of SSI set forth in this Section 3 or any of the documents delivered pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading.

2. REPRESENTATIONS AND WARRANTIES OF SUB AND RAINBOW. Each of Sub and Rainbow represent and warrant to SSI that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will, on the Closing Date, continue to be correct and complete (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

2.1 ORGANIZATION. Rainbow is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Sub is qualified to do business as a foreign corporation under the laws of the State of Connecticut.

2.2 CAPITALIZATION. As of September 26, 1996, the entire authorized capital stock of Rainbow consists of 20,000,000 Rainbow Shares, of which 7,412,327 Rainbow Shares are issued and outstanding and 1,098,700 Rainbow Shares are reserved for issuance under outstanding options to purchase Rainbow Shares. All of Rainbow Shares to be issued in the Merger, including the Option Exchange Shares to be issued upon the exercise of SSI Options have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. Rainbow has reserved for issuance upon exercise of the SSI Options that number of Rainbow Shares for which the SSI Options may be exercised.

2.3 AUTHORIZATION OF TRANSACTION. Sub and Rainbow have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sub and Rainbow, enforceable against each of them in accordance with its terms and conditions.

2.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sub and Rainbow are subject or any provision of the charter or bylaws of Sub or Rainbow or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Sub or Rainbow is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, Sub and Rainbow do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

2.5 BROKERS' FEES. Neither Sub nor Rainbow has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of SSI and its UK Subsidiary could become liable or obligated.

2.6 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of Sub to continue at least one significant historic business line of SSI, or to use at least a significant portion of SSI's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

2.7 DISCLOSURE. The Registration Statement and the Option Registration Statement will comply with the Securities Act and all applicable state securities law in all material respects. The Registration Statement and the Option Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; provided, however, Rainbow and Sub make no representation or warranty with respect to any information that SSI will supply for use in the Registration Statement and the Option Registration Statement. None of the information about Rainbow contained in the Consent Solicitation Offering Memorandum will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not misleading.

3             . COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

3.1 GENERAL. Each of the Parties will cooperate to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction of their respective conditions to closing set forth in Section 6 below.

3.2 NOTICES AND CONSENTS. SSI will give any notices (and will cause its UK Subsidiary to give any notices) to third parties, and will use its best efforts to obtain (and will cause its UK Subsidiary to use its best efforts to obtain) any third party consents, that Sub may reasonably request in connection with the matters referred to in Section 3.4 above.

3.3 REGULATORY MATTERS AND APPROVALS. Sub and Rainbow will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.4 above. Without limiting the generality of the foregoing:

3.3.1 SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS. Rainbow covenants that, at the Closing, Rainbow shall execute a Share Exchange and Registration Rights Agreement with each SSI Stockholder and shall cause the Rainbow Shares to be covered by an effective registration statement as described in Section 2.4.5.1.

3.4 GENERAL CORPORATION LAWS. Promptly following execution of this Agreement by the Parties, SSI, in conjunction with Rainbow as the issuer of the Consent Solicitation Offering Memorandum, will cause to be delivered to each SSI Stockholder the Consent Solicitation Offering Memorandum and will cause to be delivered to each holder of SSI Options a letter describing the treatment of SSI Options in the Merger.

3.5           AFFILIATES AGREEMENTS.

3.5.1 At least one day prior to the Closing, SSI and Rainbow shall deliver to each other a list of names and addresses of those persons who were in their reasonable judgement, as of such date, "affiliates" of the respective companies within the meaning of Rule 145 (each such person, together with the persons identified below and "Affiliate") of the rules and regulations under the Securities Act ("Rule 145").

3.5.2 SSI and Rainbow shall provide such information and documents reasonably requested for purposes of reviewing such list. SSI and Rainbow shall use all reasonable efforts to deliver or cause to be delivered to the other party, prior to the Effective Time, from each of the Affiliates identified in the foregoing lists (as the same may be supplemented as aforesaid), an Affiliate's Agreement.

3.5.3 Rainbow shall be entitled to place legends as specified in the Affiliates Agreement on the certificate evidencing any Rainbow Shares to be received by SSI Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Rainbow Shares, consistent with the terms of such Agreements whether or not such letter is actually delivered to Rainbow.

3.6 OPERATION OF BUSINESS. SSI will not (and will not cause or permit its UK Subsidiary to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except for the payment of the Transaction Expenses. Without limiting the generality of the foregoing:

3.6.1 Neither SSI nor its UK Subsidiary will authorize or effect any change in its charter or bylaws;

3.6.2 Neither SSI nor its UK Subsidiary will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

3.6.3 Neither SSI nor its UK Subsidiary will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

3.6.4 Neither SSI nor its UK Subsidiary will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

3.6.5 Neither SSI nor its UK Subsidiary will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

3.6.6 Neither SSI nor its UK Subsidiary will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

3.6.7 Neither SSI nor its UK Subsidiary will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

3.6.8 Neither SSI nor its UK Subsidiary will commit to any of the foregoing.

3.7 FULL ACCESS. SSI will (and will cause its UK Subsidiary to) permit representatives of Rainbow and/or Sub to have full access at all reasonable times with prior notice, and in a manner so as not to interfere with the normal business operations of SSI and its UK Subsidiary, to information related to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of SSI and its UK Subsidiary. Sub will treat and hold as such any Confidential Information it receives from any of SSI and its UK Subsidiary in the course of the reviews contemplated by this Section 5.7, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to SSI all tangible embodiments (and all copies) thereof which are in its possession. In furtherance of the foregoing, SSI acknowledges that it has been informed that six representatives of Rainbow will be at the offices of SSI from October 1, 1996 through October 3, 1996 for purposes of collecting available information and planning to assume control of the operation of the business of SSI following the Closing. SSI agrees to provide such access to such Rainbow representatives and to provide its diligent best efforts to cooperate and aide the Rainbow representatives so as to enable them to obtain such information they request, and to otherwise comply with the provisions of this Section 5.7.

3.8 NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development known to it to cause a breach of any of its own representations and warranties in Section 3 and Section 4 above.

3.9 EXCLUSIVITY. SSI will not (and will not cause or permit its UK Subsidiary to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of SSI and its UK Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that SSI, its UK Subsidiary, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. SSI shall notify Sub immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

3.10 INDEMNIFICATION. Rainbow agrees to indemnify all individuals who served as a director or officer of SSI at any time prior to the Effective Time in accordance with the indemnification provisions existing in the certificate of incorporation and/or bylaws of SSI on the date of the Agreement, and further agrees to observe the limitations of director liability set forth in the certificate of incorporation of SSI.

3.11 CONTINUITY OF BUSINESS ENTERPRISE. Sub will continue at least one significant historic business line of SSI, or use at least a significant portion of SSI's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

3.12 CONFIDENTIALITY AGREEMENTS. SSI will use its reasonable best efforts to cause each of its employees to enter into a confidentiality agreement with SSI prior to the Closing.

4.            CONDITIONS TO OBLIGATION TO CLOSE.

4.1 CONDITIONS TO OBLIGATION OF SUB AND RAINBOW. The obligation of Sub and Rainbow to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:

4.1.1 this Agreement and the Merger shall have received the Requisite SSI Stockholder Approval;

4.1.2 SSI shall have procured the consent of The Nielsen Company to the assignment by SSI to Sub of the Darien Lease (as such term is defined in the Disclosure Schedule);

4.1.3 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects as of the Closing Date (subject to changes in Section 3.2 regarding the number of SSI Shares and SSI Options outstanding resulting from the exercise of SSI Options);

4.1.4 SSI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

4.1.5 SSI will have received an audit opinion, without qualification, from Deloitte & Touche for the SSI Financial Statement for the Most Recent Fiscal Year End, without any adjustment to such statement.

4.1.6 Wayne W. Chou will have entered into a consulting agreement with Rainbow in a form satisfactory to counsel to Rainbow and Wayne W. Chou.

4.1.7 all technology owned, licensed or otherwise controlled by SSI will be available for use by Sub following the Effective Time in the same manner as that used by SSI and all of the Patents shall be unencumbered and owned by SSI;

4.1.8 SSI will have obtained a "pooling letter" from Deloitte & Touche LLP, its independent auditors, to the effect that no conditions exist concerning SSI that would preclude accounting for the Merger as a pooling of interests.

4.1.9 SSI will have delivered to Ernst & Young LLP, independent auditors to Rainbow, and to Deloitte & Touche LLP, independent auditors for SSI, "pooling representation letters," in forms reasonably satisfactory to such auditors, regarding the Merger.

4.1.10 Rainbow shall have received a letter from Ernst & Young LLP, its independent auditors, in form reasonably satisfactory to Rainbow to the effect that Ernst & Young LLP concurs with the conclusion of the management of Rainbow that, as of the date of such letter, no conditions exist that would preclude Rainbow from accounting for the Merger as a pooling of interests.

4.1.11 no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former UK Subsidiary of SSI, or (D) materially affect adversely the right of any of the former UK Subsidiary of SSI to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

4.1.12 SSI shall have delivered to Sub a certificate to the effect that each of the conditions specified in this Section 6.1 is satisfied in all respects;

4.1.13 Sub shall have received from counsel to SSI an opinion in form and substance reasonably satisfactory to counsel to Rainbow, addressed to Sub, and dated as of the Closing Date;

4.1.14 Sub shall have received the resignations, effective as of the Closing, of each director and officer of SSI and its UK Subsidiary other than those whom Sub shall have specified in writing prior to the Closing; and

4.1.15 all actions to be taken by SSI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sub.

4.2 Sub may waive any condition specified in Section 6.1 if it executes a writing so stating at or prior to the Closing.

4.3 CONDITIONS TO OBLIGATION OF SSI. The obligation of SSI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

4.3.1 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

4.3.2 Sub and Rainbow shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

4.3.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former UK Subsidiary of SSI, or (D) materially affect adversely the right of any of the former UK Subsidiary of SSI to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

4.3.4 Sub and Rainbow shall have delivered to SSI a certificate to the effect that each of the conditions specified in this Section 6.3 is satisfied in all respects;

4.3.5 this Agreement and the Merger shall have received the Requisite SSI Stockholder Approval;

4.3.6 Rainbow shall have entered into the Share Exchange and Registration Rights Agreement with each SSI Stockholder;

4.3.7 SSI shall have received from counsel to Sub an opinion in form and substance reasonably satisfactory to counsel to SSI, addressed to SSI, and dated as of the Closing Date; and

4.3.8 all actions to be taken by Sub and Rainbow in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SSI.

4.3.9 SSI may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

5.            TERMINATION.

5.1 TERMINATION OF AGREEMENT. This Agreement may be terminated as provided below:

5.1.1 the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

5.1.2 Either party may terminate this Agreement by giving written notice to the other party at any time prior to the Effective Time (A) in the event the other party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the terminating party has notified the other party of this breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure to satisfy any condition precedent under Section 6 hereof (unless the failure results primarily from a breach of any representation, warranty, or covenant contained in this Agreement by the party seeking termination);or

5.1.3 Sub or SSI may terminate this Agreement by giving written notice to the other party at any time in the event this Agreement and the Merger fail to receive the

Requisite SSI Stockholder Approval following the holding of a special meeting of SSI Stockholders for such purpose.

5.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that
(i) the terms of the confidentiality provisions contained in Section 5.7 of this Agreement and the terms of the Confidentiality Agreement, dated April 29, 1996, shall survive any such termination; and (ii) in the event either party terminates this Agreement for reasons of convenience and not as a result of a failure of the other party to satisfy the terms of this Agreement, the terminating party will pay to the other party the sum of $250,000 as liquidated damages within 30 days of the date of such termination.

6.            MISCELLANEOUS.

6.1 SURVIVAL. None of the representations and warranties of the Parties contained in this Agreement will survive the Closing. All covenants of the parties which by their terms include obligations to be performed subsequent to the Closing shall survive the Closing until such obligations are performed in full.

6.2 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Prior to the Closing, SSI shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Rainbow. Rainbow shall give SSI advance notice of any such press release or public announcement to be made by it and agrees to consult with SSI regarding the timing and content of such press release and public announcement.

6.3 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Section 2.4.5, 2.4.5.1, 2.4.6, 2.4.8, 2.4.8.1, 2.4.8.2, 2.5. 2.5.3, 5.3.1 and
5.10 are intended for the benefit of the individuals specified therein and their respective legal representatives.

6.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein and the documents to be delivered at Closing) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

6.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, or one day after if it is sent via overnight courier:

        IF TO SSI:
        Software Security, Inc.
        6 Thorndal Circle
        Darien, Connecticut 06820-5421
        Att: Wayne W. Chou, Executive Vice President

        WITH A COPY TO:
        Cummings & Lockwood
        Attorneys at Law
        Four Stamford Plaza
        P.O. Box 120
        Stamford, CT 06904
        Att: Stephen Marcovich, Esq.

        IF TO RAINBOW:
        Rainbow Technologies, Inc.
        50 Technology Drive
        Irvine, California 92718
        Att: Paul Bock, Senior Vice President

        WITH A COPY TO:
        Moskowitz Altman & Hughes LLP
        11 East 44th Street, Suite 504
        New York, New York 10017
        Att: John J. Hughes, Esq.

        IF TO SUB:
        RNBO Acquisition Corporation
        50 Technology Drive
        Irvine, California 92718
        Att: Paul Bock, Senior Vice President
        WITH A COPY TO:
        Moskowitz Altman & Hughes LLP
        11 East 44th Street, Suite 504
        New York, New York 10017
        Att: John J. Hughes, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

1.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

1.2 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

1.3 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

1.4 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

1.5 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

1.6 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.





RAINBOW TECHNOLOGIES, INC.                     SOFTWARE SECURITY, INC.



By: __________________________                 By: __________________________

Title: _________________________               Title: _________________________







RNBO ACQUISITION CORPORATION



By: __________________________

Title: _________________________

EXHIBIT A



FORM OF RAINBOW AFFILIATE'S AGREEMENT


                                                     September   , 1996

Rainbow Technologies, Inc.
50 Technology Drive
Irvine, CA  92718

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated as of September , 1996, by and among Rainbow Technologies, Inc., a Delaware corporation ("Rainbow"), RNBO Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Rainbow ("Sub"), and Software Security, Inc., a Connecticut corporation ("SSI"). The Merger Agreement provides for the merger of SSI with and into Sub (the "Merger") pursuant to which, among other things, SSI Shares (as defined in the Merger Agreement) will be converted into the right to receive such number of Rainbow Shares (as defined in the Merger Agreement) as determined in accordance with the provisions of the Merger Agreement.

        The undersigned has been informed that the undersigned may be deemed to be an "affiliate" of Rainbow within the meaning of Rule 144 and that the Merger is intended to be a "pooling of interest" for financial accounting purposes.

        The undersigned understands that the Merger will not be accounted for as a pooling of interests unless, among other requirements, following the Merger, affiliates of Rainbow comply with requirements of Section 1.3 below. The undersigned further understands that the representations, warranties and agreements set forth herein will be relied upon by the auditors for Rainbow and by counsel for Rainbow and SSI in rendering opinions to Rainbow, SSI and their stockholders regarding accounting and other legal consequences of the Merger.

        The capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

1.      The undersigned represents, warrants and agrees as follows:

        1.1 The undersigned has full power to execute this Affiliate's Agreement and to make the representations, warranties and agreements herein and to perform the undersigned's obligations hereunder.

        1.2 Appendix A attached hereto sets forth all shares of Rainbow Common Stock and other equity securities of Rainbow owned by the undersigned, including all rights to acquire Rainbow Common Stock and all equity securities of Rainbow as to which the undersigned has sole or shares voting or investment power (collectively, the "Rainbow Shares").

        1.3 The undersigned will not sell, transfer or dispose of any of the Rainbow Shares and the undersigned will not in any other way reduce the undersigned's risk of ownership or investment in any of such Rainbow Shares until the financial report including the combined revenues and net income of Rainbow and SSI covering a period of at least 30 days of combined operations following the Effective Time of the Merger has been published by Rainbow (provided that the undersigned may make bona fide gifts or charitable contributions or distributions of such Rainbow Shares without consideration).

2. The undersigned also understands that stop transfer instructions concerning the provisions of Section 1.3 above will be given to Rainbow's transfer agent with respect to certificates evidencing the Rainbow Shares. Rainbow agrees that such stop transfer instructions will be promptly rescinded upon publication of the financial report referred to in Section 1.3 above.

3. The undersigned understands that the certificates representing the Rainbow Shares will bear restrictive legend substantially in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON THE DATE ON WHICH CERTAIN FINANCIAL STATEMENTS ARE ISSUED AS SET FORTH IN THAT CERTAIN AFFILIATES AGREEMENT BETWEEN THE ISSUER AND THE HOLDER HEREOF. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED (EXCEPT FOR BONA FIDE GIFTS OR CHARITABLE CONTRIBUTIONS OR DISTRIBUTIONS OF SUCH SHARES WITHOUT CONSIDERATION). UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND ( AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

4. The undersigned has carefully read this Affiliate's Agreement and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Rainbow Shares and other Rainbow securities owned by the undersigned, to the extent the undersigned felt necessary, with the undersigned's counsel or with counsel for Rainbow.


                                        Very truly yours,




                                        By:_________________________

                                        Title:________________________
                                               (if applicable)

Agreed to and accepted:

Rainbow Technologies, Inc.

By:____________________________

Title:___________________________